Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 23, 2021, with respect to the consolidated financial statements of Verdant Earth Technologies Limited contained in the Registration Statement on Form F-1 and prospectus.  We consent to the use of the aforementioned report in the Registration Statement and prospectus and to the use of our name as it appears under “Experts.”

/s/ GRANT THORNTON AUDIT PTY LTD

Sydney, Australia
November 15, 2021